CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated December 11, 2006 on Nuveen Investment Trust V comprised of the Nuveen Preferred Securities Fund in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust V filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-138592) and in this Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-21979).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

January 29, 2007